EXHIBIT 99.1

FINAL TRANSCRIPT

CSC – Q1 2009 Computer Sciences Corporation

Earnings Conference Call

Event Date/Time: August 5, 2008 / 5:00PM ET

CORPORATE PARTICIPANTS

Bill Lackey
Computer Sciences Corporation - Director, Investor Relations

Mike Laphen
Computer Sciences Corporation - Chairman, President and Chief Executive Officer

Don DeBuck
Computer Sciences Corporation - VP, Interim Chief Financial Officer and Controller

CONFERENCE CALL PARTICIPANTS

Brian Keane
Credit Suisse - Analyst

George Price
Stifel Nicolaus - Analyst

Adam Frisch
UBS - Analyst

Rod Bourgeois
Sanford C. Bernstein & Company, Inc. - Analyst

Eric Boyer
Wachovia Capital Markets - Analyst

David Cohen
JPMorgan - Analyst

Vincent Lin
Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC 2009 first quarter earnings conference call. Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Bill Lackey, Director of Investor Relations.  Please go ahead, sir.

Bill Lackey - Computer Sciences Corporation - Director of IR

Thank you very much, Operator, and good afternoon, everyone. Welcome to CSC's first quarter of fiscal year 2009 earnings conference call.  I hope you've had a chance to review our financial results issued earlier this afternoon.

Mike Laphen, Chairman and Chief Executive Officer, will begin with some opening remarks, and then Don DeBuck, interim CFO, will review the quarter's financials. As usual, this call is being webcast live at csc.com, and we also welcome those joining us via that process. Additionally, we have provided a slide presentation on our website, which we will refer to during this discussion.

Before we begin, please understand, as shown on slide two, some of the matters discussed on this call constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, and the actual results of the Company may differ materially from the results expressed or implied by the forward-looking statements. A more complete expression of these risks and uncertainties is contained in the section entitled Risk Factors of CSC's Form 10-K for the period ending March 28, 2008.

Also, on today's call, we will reference certain non-GAAP financial measures. A reconciliation of these non-GAAP financial measures are provided in the tables attached to the earnings press release, and will be posted on the Investor Relations section of CSC's website.

Non-GAAP financial measures referred to during this conference call are not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Finally, we assume no obligation to update the information presented on this conference call.

Now, if you would please turn to slide number four, I am happy to turn the call over to Mike Laphen.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Thank you, Bill, and good afternoon, everyone. I'm pleased to again have the opportunity to speak with you about CSC's current business position, as well as our strong first quarter financial results. Highlights for the quarter include revenue of $4.4 billion, up nearly 16%, with gains in all three of our lines of business and across all geographies.

Our overall results include solid financial performance, as well as record new business bookings. Much is yet to be done, but we are pleased with the performance, particularly given how well it is balanced between each of our lines of business, verticals, and geographies.

Our earnings per share of $0.79 is at the high end of our guidance, with no special items during the quarter. Free cash flow performance was on target with an approximate $300 million improvement in Q1 year-over-year. We had record signings for the quarter, a total of $5.4 billion comprised of $1.2 billion in our business solutions and services business, our fastest-growing business; $2.9 billion within global outsourcing; and $1.2 billion in our North American public sector.

Going forward, the pipelines for our lines of business are robust. The opportunity set for NPS over the next 20 months is $43 billion with about $20 billion scheduled for award during the balance of this fiscal year. Of these opportunities, some meaningful numbers are coming from the six high-growth segments we have identified within the public sector market. The new business pipeline for global outsourcing is approximately $9 billion of qualified opportunities, including about $6 billion within the mid-size market.

Overall, we are not experiencing significant impacts on our short-term projects in the current economic environment.  We are, however, somewhat cautious and are keeping a watchful eye on discretionary spending.  With the benefits of our diversified portfolio and the solid beginning for the fiscal year, we are on target to achieve and we are reaffirming our fiscal 2009 guidance.

Turning to slide number five.  Business Solutions and Services, our fastest-growing line of business, is a key component of our multi-year growth strategy.  BS&S includes our commercial consulting and systems integration activities, intellectual property-based solutions, business process outsourcing, as well as other information technology-related services.

As you can see, and as we have previously indicated, we continue to diversify our revenue mix with BS&S contributing the strongest growth and becoming a larger percentage of CSC's total revenue. Within global outsourcing, we are experiencing a growing opportunity pipeline. Traction resulting from our premiere partner alliance, new scope and broadened services with existing clients, and a growing proportion of mid-size deals relative to total awards.

Within NPS, where we support the US government's most critical programs, we have continued to experience a good degree of success in addressing new opportunities. A meaningful number of potential awards will be derived from the six high-growth market segments we have previously identified, expanding our already diversified revenue stream.

One of the benefits of having a large presence in the US federal government IT services market is the relative insulation this business has from the general economic cycle.

Turning to our vertical industries, slide number 6. Within our financial services vertical, we have seen a lengthening of the decision-making cycles for some types of discretionary spending. However, the impact has been modest to date, and those propositions which provide cost benefit remain attractive to our clients.

Revenue growth by our industry verticals further demonstrates our diversification and ability to draw on our deep industry expertise to provide meaningful business solutions to clients. Five of our six markets delivered double digit revenue growth; and health care, an important vertical for our future, was up 40%. We expect to see growing revenue from new health care solutions in claims management and revenue cycle BPO, building on the successful model we have developed for our financial services BPO's offerings.

Let me now give you an update on NHS. Significant progress is being made with the final testing of the Lorenzo release at our three early adopter sites. They've had the software for several months and are all now in the latter stages of their testing cycles. We're working closely with the trust to prepare for deployment and to ensure that we meet all of the necessary quality criteria prior to going live in a clinical working environment. Go-live will happen as soon as all parties are satisfied on quality and that there is no risk to patient's safety.

In addition, NHS has appointed CSC as a supplier of clinical information systems and services under the NHS Connecting for Health’s four-year framework contracts for Additional Supply Capability and Capacity, ASCC. Under this appointment, CSC will help supplement the delivery of existing clinical information IT systems, and enable a faster and easier procurement of new systems and services as business requirements emerge. We believe this award is continued testament to the confidence NHS has in our capability to deliver on this large complex program.

Elsewhere in the program, we are continuing to successfully deploy systems at scale and GP surgeries and in mental health, ambulance and community sects.

Slide number seven illustrates the global diversity and balance composition of CSC's employee population across our geographies. About 30% of our population conducts our US federal business, and approximately 70% of our population supports our global commercial businesses, and it's evenly distributed across the Americas, EMEA, and Asia-Pac. All of our commercial geographies delivered double digit growth this quarter, both as recorded and in constant currency.

With 25% of our employee population, Asia-Pacific is an increasing important component of our business, both because of its World Sourcing centers and its growing revenue contributions, representing some 10% of CSC's first quarter result. Importantly in Asia, we acquired the minority interest of computer systems advisors [Berhard] Malaysia, providing added leverage of business opportunities for us in that market. That is consistent with our previous communications to you regarding increasing our presence in emerging markets.

Slide number eight takes a look at our strong new business bookings and orders for the first quarter. This is the first time we have reported awards for all three lines of business and look forward to continuing to do so in the future. The totals for last year's quarter have been adjusted to provide a more meaningful comparison and to account for our new practice of reporting IDIQ task order awards, rather than the estimated value of the IDIQ contract itself. Additionally, last year includes a BSS total, which had not been previously announced.

Of the $2.9 billion in global outsourcing bookings, $1.8 billion arises from new logo or new scope businesses, with the remaining $1.1 billion representing renewals. Don will elaborate further on this during his comments.

So to recap -- for the quarter, we delivered strong top line growth; solid profitability with operating income on plan and improved free cash flow for Q1 also on target. Bookings were strong and position us for continued improve revenue performance going forward. Importantly, we have executed to our strategic plan of diversifying our portfolio mix with solid progress and performance from our vertical markets, three lines of business, and contributions from all of our geographic regions.

I will now turn the call over to Don for further details on the quarter's financials.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Thank you, Mike, and thanks, everyone, for joining us today for our fiscal 2009 first quarter conference call. I would ask you all to turn to slide 11.

Financial highlights for the quarter include revenue growth of 15.6% as reported, above our previous guidance, and 12% in constant currency; operating income of $282 million; earnings per share of $0.79, up 30% compared to the same period last year, on an as-reported basis. And a free cash outflow of $329 million, an improvement of $332 million compared to last year. We did not record any special charges during the first quarter of fiscal 2009, so my comments today will be focused on as-reported figures.

For reference, we reported $49 million of special charges during the first quarter last year, or $0.19 per share. These charges include approximately $27 million related to restructuring and $22 million related to the retirement of the Company's former Chairman and CEO.

With that, let's move on to the next slide and focus first on revenues.

Our revenue split about 60/40, US versus international. Given our expanded international presence, we got the benefit of some favorable tailwinds on our revenue performance of about 3.6 percentage points. We experienced growth across each geographic region and line of business. Revenue in the Americas was up about 14%, with EMEA up nearly 17%, and Asia and Australia both up over 20%.

Let's move to the next slide and discuss revenue as it relates to our three lines of business.

Our North American Public Sector, or NPS, generated revenues of $1.5 billion, resulting in growth of 5% compared to the same period last year. The improvement was primarily driven by growth on existing programs for our defense-related customers. Revenues from civil agencies declined as increased tasking and the timing of certain milestones were offset by the conclusion of certain programs.

Our Global Outsourcing Services, or GOS, revenues grew 12%, as reported to $1.8 billion. In constant currency, revenues increased 8%. Results were driven by new outsourcing deals and growth on existing engagements, partially offset by the completion of certain contracts.

In Business Solutions and Services, or BS&S, revenues increased 39% as reported, to $1.2 billion. In constant currency, revenues advanced 31% compared to last year. We experienced growth across all areas of BS&S as a result of the acquisitions of Covansys, which is now anniversaried, and First Consulting Group.

New business in EMEA, higher billing rates on our Americas operations, and an increase on a number of existing contracts across various geographies.

The profile reflects progress in achieving a better balance across our three lines of business. As you can see on this slide, NPS, GOS, and BS&S accounted for 33%, 40%, and 27% of our consolidated revenues in the first quarter of fiscal 2009, and you can see the mix changes quarter-on-quarter. We expect to see continued improvement as we move forward.

I would also like to point out that fiscal 2009 will consist of 53 weeks as opposed to 52 weeks, with the extra week falling into our fiscal first quarter.

Now let's move to operating income on the next slide. As I noted at year-end -- and you can see from our 10-K as well as our Investor Day briefing -- we have moved the measure of profit to operating income from earnings before interest and taxes. The primary difference between the two measures is that OI excludes corporate G&A, which historically has amounted to less than 1% of total revenue. It also excludes the other income expense category, which is primarily foreign exchange related, and gains/losses on non-operating assets.

Operating income for the quarter was $282 million, resulting in an operating income margin of 6.4% or a decline of 20 basis points compared to the same period last year. The margin decrease was primarily due to higher than anticipated startup costs on one of the new programs in GOS, and a receivable dispute with a GOS client for which we provided an allowance. The startup cost issue is expected to be back on track by Q3, so it will have an impact to Q2.

Our GOS line of business normally experiences increased margins as we go through the fiscal year. Certain fixed cost items, like large enterprise software costs, are somewhat fixed, independent of volume, so as revenue grows during the year, we pick up additional margin; and that fixed cost is a smaller percentage on the growing revenue. In addition, workforce optimization actions usually take place in the first half of the fiscal year to yield a benefit by the end of the year.

I should also note, as we completed our formal restructuring program, cost of severance for reductions in force will now affect operating income compared to the restructuring special item of the previous two years. We did have some of that in GOS in Q1, although not a very material impact.

BS&S margins are up, particularly in Europe, aided by the restructuring program, higher margins on our financial services vertical, and the acquisition of Covansys, now called CSC India.

Now let's move to the next slide and look at our bookings.

Before talking about the specifics, I would like to remind you that we have a new methodology in how we track our bookings.  For starters, we will now report bookings across each of our three lines of business.  Additionally, NPS bookings now exclude any estimates of IDIQ vehicles, and consist of firm contracts and task orders received.  And we've adjusted fiscal 2008 figures here to conform to this new methodology.

So with that as background, total bookings for the first quarter were $5.4 billion, nearly double compared to last year. NPS bookings of approximately $1.2 billion were essentially twice as high as last year, as a result of new business wins, expansion of services on existing contracts, and the removal of IDIQ vehicle awards from the previous 2008 figures. Our NPS pipeline remains strong with approximately $43 billion in opportunities expected to be awarded over the next 20 months.

GOS bookings of $2.9 billion also more than doubled, primarily due to new logo wins in the Americas region, as well as contract extensions and increased scope with existing customers in EMEA and Australia. BS&S bookings were $1.2 billion, resulting in year-over-year growth of about 20%. The growth was primarily driven by the acquisitions of Covansys and First Consulting Group.

The next two slides reconcile the amount of awards previously announced for our federal and commercial sectors. So looking at slide 16, as you can see in this slide, we've removed the estimated value of IDIQ vehicles from our prior announcements for fiscal 2008, to give you the basis for an apples-to-apples comparison for fiscal 2009. We have also added back any task orders from those awards that we've received. So in total, fiscal 2008 federal awards were $9.3 billion compared to the previous methodology figure of $11.2 billion.

Let's move to the next slide. This slide gives the new methodology data for fiscal 2008 commercial awards, showing a breakout for GOS and BS&S, so that you can track our progress across fiscal 2009 relative to last year. As you can see, BS&S awards were not announced in the prior year. We believe that our new method of reporting bookings gives you a more complete picture of our business and our revenue.

Now let's move on and discuss some specific income statement items.

I've already noted total revenue increased approximately 15.6%. Operating costs increased at a slightly higher rate and were 93.6% of revenues, compared to 93.4% in the same period last year. The components that make up the 93.6% of operating costs during the quarter were -- cost of services accounted for 81.2 of the 93.6 points, and was up about 0.4 percentage points from the GOS selected contract performance matters I noted earlier.

Business unit SG&A, which excludes corporate G&A, was 5.3 points of the 93.6 points and was flat year-on-year. And depreciation and amortization made up the remaining 7.1 points and improved about 0.2 percentage points.

We recorded an expense of $13 million related to foreign exchange costs, including hedging costs during the quarter versus a gain of $18 million in the same period last year. I will provide some additional comments on this line item in a few minutes.

As I mentioned at the beginning of my comments, we did not record any special charges this quarter compared with a charge of $49 million last year.

Our effective tax rate for the first quarter was just over 30%. The tax rate was lower than the overall guidance for the year, due to our filing of some accounting method changes in the first quarter, and the beneficial impact on tax interest of the settlement of certain federal audit periods as well as the conclusion of a state audit. These items will not benefit all quarters, and our guidance for the full year tax rate is still in the upper 30% range.

And finally, EPS was $0.79 this quarter, compared to $0.61 as reported a year ago, with this quarter including the adverse effect of the $13 million other expense or about $0.06 per share.

Now let's us move to the balance sheet. We ended the first quarter with approximately $600 million in cash and cash equivalents compared to $700 million at year-end. The decrease in the cash balance is primarily due to the seasonal patterns of our business with the first quarter typically being a use of cash.

Our receivables balance remained relatively flat, while prepaids and other current assets, which includes work in process, increased approximately $189 million. The single largest increase is the work in process on NHS, as we continue to develop the solution. We expect this balance to grow due to the ramp up in the development and various releases of the solution.

Total interest-bearing debt increased a little more than $300 million compared to the end of last year, resulting in a 1.5 point increase in our debt to total cap ratio, as a result of higher commercial paper balance to fund operations; the first quarter being a use of cash, as noted earlier. We expect this ratio to decline by the end of the year as we plan to use our cash flow to pay down this balance.

Now let's discuss some of the major components of our cash flow.

As I mentioned at the beginning of my comments, free cash flow improved $332 million compared to the same period last year, which you can see at the bottom of the right column on the table, with the right column showing the favorable or unfavorable variance compared to last year's first quarter. The majority of the change was due to a decrease in receivables compared to a significant increase in the prior year.

Improvement in receivables was aided by positive changes on the NHS account, including the mix of revenue on this account, which now involves more services, which are paid directly rather than by offsets, to advance contract payments, leading to a quicker clearance of receivables. Q1 performance is on track for our fiscal 2009 free cash flow guidance.

Moving to the next slide, you will see the profile of our DSO and free cash flow on a quarterly basis. First on DSO. Looking at the chart on the left, I'm happy to report that our DSO is down seven days versus the first quarter of fiscal 2008. Improvement is due to strong growth in revenue and the actual decline in receivable balance compared to the previous year's first quarter. We had anticipated much of this in our fiscal year plan, and we continue to focus on our DSO and work for continued improvement throughout the year.

The chart on the right shows our cash flow on a quarterly basis, reflecting our usual seasonal pattern of Q1 being a consumer of cash, building to a strong Q4 performance.

Seasonally, the first quarter has cash outflows for items like bonuses, payments for subcontractor accruals on their fourth quarter efforts, as the fourth quarter has the largest number of billable days. Also, the first quarter traditionally includes items such as prepaid maintenance and software, which applies to the fiscal year.

Now let's turn to slide 22 on return on investment.

Our ROI on a trailing 12-month basis was 9.1% compared to 9.7% in the same period last year. Primary reason for the decline of approximately 60 basis points was the added capital in the Covansys acquisition, which is now reflected in the investment base for a full 12 months, as well as a slight decline in our PBIAT margin -- that's Profit Before Interest and After Tax.

As you know, our multi-year strategy is to get to 10%, and we promise you the transparency to evaluate our progress on achieving our goals.

Before concluding my remarks on the quarter, let me give you some additional comments on the other income line. As discussed in our restatement, we determined that certain intercompany transactions have been incorrectly recorded as long-term investments, and the foreign currency effects should have been recorded to the P&L. As a result, a new line item was created to capture such gains and losses from all foreign exchange activity, as well as non-operating asset disposals.

In the first quarter of fiscal 2008, this resulted in a gain of $18 million. Given the unpredictable nature of exchange rate movements, we began implementing selected hedges, since the latter part of last year, to help minimize the volatility of these currency movements on our P&L. And we've continued to expand that program.

Unhedged foreign currency movements were about $5 million of this quarter's loss. The balance of the expense is hedging costs, including points on forward contracts and a new option program for the Indian rupee. We implemented a purchase currency option hedging program to protect our economic exposure to the Indian rupee. The current hedges cover rupee exposure through the end of this fiscal year, and almost all the hedge expense is hitting in the first quarter. In effect, this is an insurance premium to protect us during the rest of this year in the event the rupee strengthens.

Our hedges do not qualify for hedge accounting treatment and are therefore mark-to-market every quarter with adjustments flowing through the other income line. Given the expanded hedged intercompany positions and the bulk of the rupee option costs hitting this quarter, we would expect future amounts to be less in subsequent quarters.

As you can see from the chart, last year's Q1 had a benefit of $18 million pretax versus this year's first quarter unfavorable impact of $13 million pretax -- a $31 million adverse swing or about $0.13 of EPS to the year-over-year comparison.

Turning to slide 24. Our guidance for the full year remains unchanged, with revenue in the range of $17 billion to $18 billion, and earnings per share of $4.20 to $4.40.

For the second quarter of fiscal 2009, we are projecting revenue to be in the $4.25 billion to $4.35 billion range or growth of 6% to 8%, with earnings per share of $0.70 to $0.80. That guidance would make the first six months $1.49 to $1.59 or mid-30% of our total year guidance, which is in line with historic comparisons.

Q2 guidance is adversely affected by an effective tax rate projection just north of 40%. The interest component of our tax rate for outstanding tax matters is relatively fixed through the year, but is a higher percentage of pretax income in the earlier quarters. You don't see that easily in Q1, as Q1 benefited from accounting method changes filed with US tax authorities, and resolutions of certain state matters, and to a lesser extent, some federal matters, which we did anticipate as part of our total year guidance.

Furthermore on taxes, we are in active, constructive negotiations with federal tax authorities on resolving some of our larger FIN 48 reserve tax positions. But I am unable to predict that outcome.

So, Q2 has a significant headwind from the projected Q2 effective tax rate, as well as the GOS contract starter item I noted earlier, which is projected to be resolved by Q3.

Our first quarter performance, combined with our Q2 guidance, puts us on plan for our fiscal year budget for the first half of the year, and we are affirming our full year guidance.

In closing, we achieved a more balanced revenue mix in our three lines of business, which is one of the priorities we talked about at the investor conference in June. In addition, total revenues grew at a double digit rate on both an as-reported and constant currency basis. We're off to a good start in fiscal 2009 from a free cash flow perspective, with an improvement of $332 million compared with the first quarter of last year. And we are on target to our plan.

And finally, we reaffirm our fiscal year guidance for revenue, EPS, and free cash flow. And now I'll turn the call back over to Bill.

Bill Lackey - Computer Sciences Corporation - Director of IR

Thank you. Operator, we're ready for questions. I'd like to again request that the questions be limited to no more than one part with one short follow-up, so that we can ensure that we get to all those people who are waiting to ask questions.

So, Operator, we're ready for the first question now.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS).

Bill Lackey - Computer Sciences Corporation – Director of IR

Hey, Operator, ready for the first question?

Operator

Bryan Keane, Credit Suisse.

Bryan Keane - Credit Suisse - Analyst

Don, operating margins were down a little bit year-over-year. Do you still expect operating margins to be up, I think it's 25 to 50 basis points for the full year?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

We do, absolutely.

Bryan Keane - Credit Suisse - Analyst

And how will you make that up? Because it sounds like the start-up costs in 2Q are going to drag that down. And if I look at 2Q margin, it almost could be again below 2Q of the past year.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Well, Brian, that was -- I tried to give some profile on that. As I said, in our global outsourcing business, we have -- that has traditionally had improving margins as you come through the fiscal year. And a key element of that is major items like these major enterprise software agreements we have that are in essence a fixed cost for the year. And so as a percentage of revenue with an increasing revenue through the year, they are a smaller component of that cost. And therefore, that's one of the elements that helps come through with improved margins.

And then we just continually are working cost actions constantly. As you know, that business tends to have year-on-year price improvements bid into it, so it is always a matter of continuing to look for productivity improvement measures, whether they be labor or other related.

Bryan Keane - Credit Suisse - Analyst

Okay. And then just finally, what's the risk to revenue, EPS and free cash flow if delays continue with the implementation of Lorenzo? We're hearing that the care record services product is having some issues.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

The revenue recognition on NHS is quite complex and it's really more a function of hospitals and trusts that accept the product. So to the certain extent if there is slip in that, that may have an effect. (multiple speakers)

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

I would just add, Don, that there's a lot of different working parts here on NHS, Bryan. We've got continued work on the legacy products that we're working on. And there is a lot of other service activities going on.

So our expectation at this point is that the go-live will occur by the end of this month. We obviously can't guarantee that, but that's what everybody's anticipation is at this point in time. So if that does in fact happen as we expect and hope it will, then we think we're still in good shape with our revenue projections.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

And based on all the factors we know, we are very comfortable with our cash flow projections on that program as well.

Bryan Keane - Credit Suisse - Analyst

Okay, so the care record service issue with Lorenzo doesn't sound like you're overly worried about that going forward.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, based on scale, I'm always worried about it.  But I don't want to minimize that; it has my utmost attention. But we have been in testing for two months with the earlier adopters. And we are ringing out the system and going through the final stages of testing. But we're pretty hopeful and expect that we'll get through that this month.

Operator

George Price, Stifel Nicolaus.

George Price - Stifel Nicolaus - Analyst

First, on the -- I wanted to circle back on something you mentioned about demand. The tone on the discretionary services, consulting services, seemed a little qualified. You mentioned that you're starting to see some impact on discretionary spending in financial services. Can you give us a little more detail there? Maybe when you started to see that impact, what type of client generally we're talking about? What type of specific work? Is it project based? Consulting? Is it add-on to outsourcing deals? Some color there would be great.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Yes, well, it is project-based and it is consulting. I would say both in our -- on some of our offshore work with CSC India as well as some of our consulting business. And I would say it really has just started to surface in the last month or so, four to six weeks, something like that. And it's not a stopping of projects; it is more of a delay. And as I said, at this point, it's been modest. And you may hear some mixed signals here. But we're just -- I think like everybody else in the industry, we're just being cautious about what we're projecting on a go-forward basis here. But so far, so good.

George Price - Stifel Nicolaus - Analyst

Any other signals in any other verticals? There's been some turmoil on the health care side, particularly on the payor side or maybe in terms of retail. Any signs there that might be a little worrisome?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

No, our health care business has been doing quite well and it continues to project a good pipeline and a good revenue forecast.

Retail, we don't have great exposure to. So we'd probably see less of that than maybe some other providers.

George Price - Stifel Nicolaus - Analyst

Okay. Last question, just on the tax rate, Don. Tax rate was considerably lower I think than expected going into the quarter. Did you -- was that tax rate -- I think you said that that tax rate was known when you gave the guidance. I just wanted to confirm that. And if there's any -- been any change to the -- you're saying the upper 30% range, but if there's effectively any change versus what you expected last quarter for the full year tax rate, is it moving down as a result of the magnitude of the lower tax rate in the quarter?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

No. We hadn't -- certain of these matters like these accounting method changes are in essence can be effective at the point that you file for them. And so there's so many things that we certainly knew heading into the fiscal year when we were giving the guidance.

There's other matters that we expect to resolve with some of the local -- like some of the state authority issues, cannot necessarily predict which quarter those may happen into. But we sort of took that into account into the full year rate.

So that rate is going to move around as we settle out some of these positions.  As you know, one of the issues we had with our restatement was the number of open tax years that we've had. And we're working hard to resolve many of those matters. But -- so, we are on track with our total year rate for that and again, Q1 gets the benefit of some of these resolutions and Q2's going to be high obviously, in comparison to the Q1. But we're still tracking to the total year guidance number.

George Price - Stifel Nicolaus - Analyst

But just to be clear -- coming into the quarter, how did the tax rate perform versus your expectation -- when you gave the guidance for EPS?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

You know, we probably got a little bit of benefit out of that just in terms of the timing.

George Price - Stifel Nicolaus - Analyst

Can you quantify that?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

No. I'd say we got some benefit out of it but I couldn't give you the time -- couldn't give you the magnitude.

George Price - Stifel Nicolaus - Analyst

Okay. All right. Thank you.

Bill Lackey - Computer Sciences Corporation - Director of IR

Next question, please, Operator.

Operator

Adam Frisch, UBS.

Adam Frisch - UBS - Analyst

First of all, nice job on the presentation. The incremental data is very helpful. If we can just look at bookings, trends in a different light for a second in terms of what you're expecting in the next quarter or two, obviously this was a big quarter. Did some get pushed from last quarter or pulled for the next few quarters? Or are you expecting continued momentum in the next -- in the near-term?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, we had some slip from the fourth quarter into the first quarter this year, so obviously that was a bit of an uptick. I don't want to get into predicting the bookings quarter by quarter, because we just get in these situations where some of these things slip. And I would say Q2 is difficult to predict because we have a number of things happening in September, which could fall into Q2 or Q3.

I would say for the full fiscal year, what we're targeting is $17 billion to $19 billion in overall bookings. So I think that could help you give a little bit of flavor of what we are anticipating.

Adam Frisch - UBS - Analyst

$17 billion to $19 billion, okay. And then first time you are guiding for Q2 EPS, but it is a little bit below the Street. Your full year is obviously unchanged. Aside from the precedent of prior year seasonality and patterns, why do we feel comfortable with the back half ramped, especially given some of the uncertainty in discretionary spending and a continuing resolution on the government side and things like that?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Well, I think the continued resolution on the government side, traditionally when we've been through this tends to -- you get some issues where there's some pent-up issues that ends up, for our experience, tends to always get caught up. There are some issues at times with ODCs that get pushed through a year end that you wouldn't necessarily have, and you get some of those things that -- but those often don't bring an awful a lot of margin with them.

And I think with respect to the comments on the discretionary spend, Mike commented in the last four to six weeks, we've seen some of those things. And some things may have shifted to the right, but the amount of some of that discretionary spend as percentages of our total revenue versus what we see today, we don't see that impacting our guidance. We remain committed and reaffirm the guidance for the year.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

The other thing I would add, Adam, is the revenue growth quarter-over-quarter is a pretty consistent number, so it's not like we have a big hockey stick in the revenue side on the ongoing quarters. And we are about where we would expect to be at this point in time for the first quarter and first half. As you well know, we always have a more productive -- from a profitability standpoint -- second half over first half. And all the signals at this point is that we're on target for that.

Adam Frisch - UBS - Analyst

Okay, great. If I could just sneak in two housekeeping questions. One -- what was the organic growth in the quarter?

And two, are you planning on updating the revenue and operating income via the new format for each quarter that comes out? Or are you going to plan it for every quarter in '08, so we can update our models a little bit more easily?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

We'll do that as we come through the quarters.

Adam Frisch - UBS - Analyst

Okay. And then the organic growth rate?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

The organic growth rate -- if you take out the effect of the currency -- of our 15.6%, we'd say that the currency impact was the 3.6%. The acquired growth is about 5.5%. So the net organic would then be about 6.5%.

Adam Frisch - UBS - Analyst

Great. Thanks so much.

Bill Lackey - Computer Sciences Corporation - Director of IR

Next question, please, Operator?

Operator

Rod Bourgeois, Bernstein.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

I'm just trying to understand the big picture on how things are progressing for the year. With the margins down year-over-year and you've cited a contract startup issue, I'm trying to reconcile that with the argument that you're on track for the year.

I guess I just haven't heard the offsetting positive that is offsetting the contract startup issue to allow you to be on track for the year. Or maybe you were already expecting the contract startup issue. If you can clarify how we're on track for the year, but yet you've had some issues with margins and contract startup things here as the year has started. Can you clarify what's happening on that front?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Yes. Well, the contract startup, number one, is this is not a particular large number. We're pointing it out. And we have already put the corrective actions in place, number one to correct the problem associated with the startup problem. And as Don said, we expect that -- to be through that shortly. But we've also taken into consideration cost reductions and expense reductions that will be taken to offset that, so that we still hit the numbers that we're planning to hit.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Rod, I would also point out that given the greater granularity we are now giving you in our presentation, the magnitude of certain numbers that before would not be material enough to comment on, we're now having to point out to you some of those items.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

Yes, that's a good point. So how big was the contract startup issue? And can you define what a contract startup issue is? Did you just --?

Don DeBuck - Computer Sciences Corporation – VP, Interim CFO and Controller

Well, we're not going to get into the specifics of the magnitude of it, but Rod, as I think you well know, we have a profile, and this is disclosed in our basis for our accounting that we have certain items that we will defer to the balance sheet to the extent that they are protected by contractual coverage items. But if we overrun and there's no contractual coverage, then we're going to expense that. And you've got that kind of situation going on here.

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

So in this particular case, it was the startup and it's a transition for us taking over the activities from the client. And that transition is taking a bit longer than we had anticipated. From our perspective, it's not a big deal, it happens from time to time on a startup. But it impacted the numbers this period.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

Got it. And you're offsetting that with, you said, taking down costs and expenses on that particular contract?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, on that contract as well as other production costs.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

Okay. And then a couple of things on the cash flow trajectory front. You have back end loaded milestones on the NHS contract? I'm assuming you do, but probably not to the same extent as you've had in past years. But I wanted to test the accuracy of that assumption.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

I think that's a fair statement, the way you said -- there is lots of issues on NHS as the milestones come through that. And the pattern of that is such that fourth quarter had some of those. That is just the way the program is calendared for that. But I agree with your comment that it is not of the magnitude of an issue that we had, whatever it was, a year or two years ago.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

So, in other words, you could argue that the next couple of months with the testing process underway right now may be more critical in terms of milestones than what you're going to be facing in the month of March in this fiscal year?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

It's very important for us to get the software up and loaded. And as Mike has said, if we're not going to do it unless we're through the clinical safety issues. But we are very highly energized to have success on this program and get that going.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

All right. Got it. And then in your -- what are you targeting in terms of DSO reductions for the year? I know you're targeting a reduction, but I was wondering if you could dimension how big that reduction target is?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Rod, I think we talked in terms of the Investor Day about sort of four to five days for that.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

Okay. And that's already in your guidance for the cash flow for the year?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

 Yes.

Rod Bourgeois - Sanford C. Bernstein & Company, Inc. - Analyst

Okay, great. Thanks, guys.

Bill Lackey - Computer Sciences Corporation - Director of IR

Next question, please, Operator.

Operator

Eric Boyer, Wachovia.

Eric Boyer - Wachovia Capital Markets - Analyst

Could you just comment on whether or not you're seeing any signs of softness within Europe?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Europe has actually been pretty good for us. We've had good utilization in our Business Solutions and Services sector or line of business. The outsourcing has been quite active in Europe, as well. So it's -- Europe has been pretty good for us.

Eric Boyer - Wachovia Capital Markets - Analyst

How about as far as application development outsourcing?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

That's active. There is a considerable amount of offshoring activity going on that. So, from that perspective, we utilize both CSC India when that's appropriate as well as GOS when it's applicable.

Eric Boyer - Wachovia Capital Markets - Analyst

All right. How about -- do you have any update on how the NHS is going to handle the South region with Fujitsu’s decision?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

No, I don't.  You'd have to pulse them.  As I said, my expectation has been that they will parse that out -- well, not necessarily parse it out, but make both ourselves and BT available as alternatives to the Southern region. But again I think you are better off raising that question with the NHS at this point time until we have more visibility.

Eric Boyer - Wachovia Capital Markets - Analyst

Okay. And just finally on the federal business again, are you planning for a slowdown in that business line just due to the upcoming elections and the change of administration that's going to happen here in your fiscal year?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

We're -- I think we're still, from the rolling forecast we're getting, we're still expecting 6% to 8% growth in that area. So that's what's in there right now. And those guys have their ears pretty close to the ground. So I think so far we're going to stick with that.

Eric Boyer - Wachovia Capital Markets - Analyst

All right. Thanks a lot.

Bill Lackey - Computer Sciences Corporation - Director of IR

Next question, please, Operator.

Operator

Tien-tsin Huang, JPMorgan.

David Cohen - JPMorgan - Analyst

This is David Cohen for Tien-tsin. Would you talk a little bit about the M&A pipeline? Any thoughts you have around future acquisitions?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

We've said that acquisitions will be part of our growth strategy. We're not going to talk about any specific ones. What we have said publicly is that we would be -- our priorities would be industry-specific plays, particularly those with intellectual property that we could exploit and turn into business solutions or BPO plays in specific industries. So we're always out there looking and seeing what's available. And then the other would be some possible geographic expansion.

David Cohen - JPMorgan - Analyst

And on the geographic expansion, can you talk about the geographies that are important -- if it's just India, if it's more than India?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, no, it's more than India. We just said that we bought the minority interest of a Malaysian subsidiary so we just completed that piece. Eastern Europe continues to be a target for opportunity for us there. And Latin America will probably also be a target.

David Cohen - JPMorgan - Analyst

And are you where you want to be in terms of your India-based workforce?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

Well, always want it to be bigger, but we don't see the need to make an acquisition there.

David Cohen - JPMorgan - Analyst

Great. And then just quickly on the competitive landscape, as you've gone after the mid-size deals, has there been any shift in the competitive landscape for outsourcing, given the slightly different market that you're pursuing?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

From our standpoint, it's been a significant shift because as I have spoken previously, we have shifted our sales and marketing approach to accommodate that, the needs of that specific market. And we have adjusted our solution set into a more standardized set that's economical and feasible for that market. So from that standpoint, we've made a lot of changes.

From a competitive standpoint, we see more players there than we would in the mega deals, but we seem to be winning our fair share at this point in time.

Bill Lackey - Computer Sciences Corporation - Director of IR

Next question, please, Operator.

Operator

Julio Quinteros, Goldman Sachs.

Vincent Lin - Goldman Sachs - Analyst

This is actually Vincent sitting in for Julio. Just going back to the 6% to 8% revenue growth expected for this year, I know that -- I think you mentioned that you are still expecting 6% to 8% for the federal business. How about in terms of gross expectations for the other two segments, how should we think about the composition between the Business Solutions segment and the Global Outsourcing segment?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Well, we expect the outsourcing business to grow in the 5% to 6% range. And we expect the Business Solutions to grow in the mid-teens.

Vincent Lin - Goldman Sachs - Analyst

Got it. That's great. And then secondly, could you provide a little bit more color and maybe discuss a little bit more about the progress that you are making in the small and medium size market?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

The mid-size market?

Vincent Lin - Goldman Sachs - Analyst

Yes.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

With respect to the outsourcing business?

Vincent Lin - Goldman Sachs - Analyst

Right.

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

No, I think we've -- that's -- I'll let Mike take that, but I think that's going quite well for us with respect to the pipeline that we're seeing on that as well as our ability to execute on that.

Vincent Lin - Goldman Sachs - Analyst

Maybe just in terms of percentage of your overall pipeline and then maybe on a (multiple speakers) --

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

I think I mentioned that our overall outsourcing pipeline was $9 billion and that the mid-size was $6 billion of that $9 billion.

Vincent Lin - Goldman Sachs - Analyst

Got it. $6 billion of $9 billion. Okay, that's helpful. Thanks a lot.

Bill Lackey - Computer Sciences Corporation - Director of IR

Operator, we have time for one more question, please.

Operator

George Price, Stifel Nicolaus.

George Price - Stifel Nicolaus - Analyst

Thanks for letting me sneak one more in. First of all, just wanted to clarify one thing, Don. On the 25 to 50 bps of improvement, the operating margin, just to clarify, is that operating margin -- your operating profit by your definition as a percent of revenue or bottom line EBIT?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

No, it's consistent with the operating income discussion as we outlined at the Investor Day. So it is the operating income --

George Price - Stifel Nicolaus - Analyst

Excluding corporate overhead?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

Which excludes corporate G&A.

George Price - Stifel Nicolaus - Analyst

Okay. What drove the corporate G&A increase this quarter in terms of year-over-year? And I guess what should we expect for that, in terms -- how should we expect that to move as a percentage of revenue?

Don DeBuck - Computer Sciences Corporation - VP, Interim CFO and Controller

This quarter's increased a little bit before our stock option expense, the so-called FAS 123R expense for the corporate piece for that. There's certain requirements of certain options that are granted. And if you're retirement eligible, you have to expense a lot of that right away. You can sometimes get some of those phenomena effects in there. As well as, as we've indicated, we're making investments in global sales and marketing in our branding campaign. And those are higher in the first quarter as well.

And also, we have the relocation of the corporate headquarters. And so to the extent we are -- have severance-related packages, we have to accrue those during the performance period, as well as we had the relocation efforts and we have the knowledge transfer, where we may in fact have people doubled up, as they execute the knowledge transfer. So the corporate relocation is adding some corporate G&A type costs as well.

George Price - Stifel Nicolaus - Analyst

Lastly, can you give us an update on maybe on the Chrysler, given the turmoil that we're seeing in the automotive world, particularly with Chrysler?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

 No, it's not appropriate for me to speak to any specific transaction. And I'm hooked to the contract specifically for this but I'm sure I'm barred from talking about it without their consent, so.

George Price - Stifel Nicolaus - Analyst

Is that the contract that we're talking about in terms of startup costs and transition being extended and that sort of thing?

Mike Laphen - Computer Sciences Corporation - Chairman, President and CEO

No, it's not.

George Price - Stifel Nicolaus - Analyst

Okay, thank you.

Mike Laphen - Computer Sciences Corporation – Chairman, President and CEO

Okay, well, me thank everyone for participating. I hope our presentation was more enlightening and illuminating to you, and hopefully you'll have, again, a better understanding of CSC and our business with our opportunity ahead of us. So, thank you for participating and look forward to talking to you next quarter.

Operator

And again, that does conclude today's conference. We appreciate your participation and you may now disconnect.